Exhibit 99.1

GLOBAL ePOINT TO ACQUIRE LEADING MANUFACTURER OF

X-RAY SCANNING SYSTEMS

Acquisition of Astrophysics, Inc. Will Expand Portfolio of State-of-the-Art

Security Solutions

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—June 3, 2005—Global ePoint, (NASDAQ: GEPT - News), a leading manufacturer of security technologies for the aviation, military, law enforcement, industrial and commercial markets, announced today that it has entered into a non-binding letter of intent to acquire Astrophysics, Inc.(www.astrophysicsinc.com), a leading developer and manufacturer of x-ray scanning security systems. The deal will enable the company to enter the multi billion dollar X-ray security market. The acquisition is subject to customary closing conditions, including satisfactory financing and shareholder approval. Global ePoint expects to finalize the definitive agreement within the next 30 days. The acquisition is expected to be completed in the third quarter.

Under the terms of letter of intent, Astrophysics will receive $10 million in cash and 50.1% of the outstanding Global ePoint common stock and options. Astrophysics has proprietary x-ray scanning technology that can be used for baggage inspection, scanning of air cargo and sea containers to detect explosives and other hazardous materials. Astrophysics introduced its technologically advanced detection systems to the market over two years ago. It has since achieved worldwide acceptance and continuously increases their customer base. Astrophysics has hundreds of installations in numerous countries worldwide.

Astrophysics is developing the next generation of x-ray security detection systems and is working closely with the US Transportation Security Administration to meet anticipated new and more stringent detection requirements for Homeland Defense. In the past, Astrophysics’ founder, Francois Zayek performed numerous research and development projects that received multi-million dollar funding from the FAA and the DOD relating to X-ray imaging and detection.

“The acquisition of Astrophysics marks the next step in our strategy to become a leading security technology company,” said Global ePoint CEO, Toresa Lou. “We are excited to add to our capabilities, not only through Astrophysics’ strong backlog of existing business but also the technology prowess of Astrophysics’ founder, Francios Zayek, who is widely respected in the industry. Global ePoint’s proven design, manufacturing and marketing expertise combined with Astrophysics’ technology will create powerful synergies among our respective customer bases.”

“We are excited to join the Global ePoint team,” said Mr. Zayek. “In just a short period of time, the company has built a solid base of customers in the digital video security marketplace particularly in the airline industry. We expect that there will be significant opportunities to market our technology to their customer base, and that many of our customers could deploy Global ePoint’s digital video security solutions . We look forward to working with the Global ePoint team to further penetrate this rapidly growing market.”

The security market is one of the fastest growing areas of the US economy today. Due to the events of September 11th, 2001, the US Government has increased security spending to secure the ports, borders, and airports on US soil through the Department of Homeland Defense. One of the major issues facing the country’s homeland defense has been cargo container screening. There are over 200 million cargo containers transported between major seaports around the globe and over 16 million of those containers enter the U.S. Another 118 million passenger vehicles cross the US border annually.

X-ray surveillance technologies and products from companies like Astrophysics are a major weapon for Homeland Security.

Astrophysics delivers turnkey x-ray inspection systems to customers worldwide for use at airports, government buildings, customs, banks, courthouses, hospitals, prisons and many other locations. Astrophysics’ technology teams have developed leading proprietary products in baggage and cargo inspection.

Global ePoint designs, manufactures and markets security products and systems for the aviation, military, law enforcement and industrial markets. It’s contract manufacturing abilities not only provide a cost-advantage in the production of leading security technology products but also a steady stream of reliable revenue to help fund its expansion in to high growth, high technology markets related to security. It’s vertical integration allows it to maintain superior operating efficiencies and to provide cost-advantaged products. For more information please see www.globalepoint.com.

Subject to the completion of definitive agreements to acquire Astrophysics, the Global ePoint intends to file with the Securities and Exchange Commission a proxy statement, and other relevant documents in connection with the proposed acquisition. Investors and security holders are advised to read the proxy statement regarding the proposed acquisition, if and when available, because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement, if and when available, and other documents filed by the company at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may be obtained, if and when available, from the company by directing such request to Global ePoint, Inc. 339 S. Cheryl Lane, City of Industry, California 91789, Attention: Investor Relations. A description of any interests that any of Global ePoint’s directors and executive officers have in the proposed acquisition is included in a Current Report on Form 8-K filed with the SEC on June 3, 2005 and will be available in the proxy statement.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that Astrophysics transaction may not be completed in 2005, or at all; risks related to the inability to obtain, or meet conditions to the consummation of the transaction, including approval by stockholders of Global ePoint; risks related to any uncertainty surrounding the transaction, and the costs related to the transaction; risks related to the integration of Global ePoint’s recently acquired operations; market acceptance of Global ePoint ‘s products; delays in the introduction of new products; production and/or quality control problems; further approvals of regulatory authorities and the denial, suspension or revocation of certifications and licenses by governmental authorities; and Global ePoint ‘s ability to obtain capital as and when needed. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Global ePoint, Inc.
Toresa Lou, 909-869-1688
tlou@globalepoint.com
or
CEOcast, Inc. for Global ePoint
Ed Lewis, 212-732-4300
elewis@ceocast.com